EXHIBIT 99.1
                                                                    ------------



                              FAB INDUSTRIES, INC.

200 MADISON AVENUE * NEW YORK, N.Y. 10016 * (212) 592-2700 * FAX (212) 689-6929


FOR IMMEDIATE RELEASE:                  FAB INDUSTRIES, INC.
                                        200 MADISON AVENUE
                                        NEW YORK, N.Y. 10016


FAB INDUSTRIES, INC. (ASE)
REPORTS 2002 RESULTS
                                        February 28, 2003


New York, N.Y., February 28, 2003. Sales and earnings for the year ended November 30, 2002 were reported today by Samson Bitensky, Chairman of the Board of Fab Industries, Inc., a major manufacturer of knitted textile fabrics, laces, related finished home products and laminated products.

                      FAB INDUSTRIES, INC. AND SUBSIDIARIES
                      -------------------------------------

                                OPERATING RESULTS
                                -----------------

                                   52 WEEKS ENDED                                 13 WEEKS ENDED
                         NOVEMBER 30, 2002 *DECEMBER 1, 2001            NOVEMBER 30, 2002 *DECEMBER 1, 2001
                         -----------------------------------            -----------------------------------
Net Sales                     $62,965,000     $80,036,000                    $13,433,000     $17,128,000

Net Income (Loss)               1,970,000      (8,623,000)                        11,000      (1,868,000)

Earnings (Loss)-Per-Share
Common Stock

         Basic                      $0.38          $(1.64)                         $0.00          $(0.36)

         Diluted                    $0.38          $(1.64)                         $0.00          $(0.36)

* (Includes asset impairment and restructuring charges of $9,590,000 (net of taxes), or $1.82 per share, for the 52 weeks ended December 1, 2001 and $5,019,000 (net of taxes), or $0.96 per share, in the fourth quarter 2001.)

         This press release contains forward-looking statements about Fab Industries, Inc., including those statements regarding future operating results and the timing and composition of revenues, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: our ability to find qualified buyers for our assets; overall economic and business conditions; our continuing ability to support the demand for our goods and services; competitive factors in the industries in which we compete; changes in government regulation; changes in tax requirements (including tax rate changes, new tax laws and revised tax interpretations); interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; material contingencies provided for in a sale of our assets; de-listing of our common stock from the American Stock Exchange; our ability to retain key employees during any wind down period; and any litigation arising as a result of our plan to wind down our operations. Additional risks are discussed in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K for the year ended November 30, 2002. These risks and uncertainties should be considered in evaluating any forward-looking statements contain in this press release.


                     WEBSITE: http://www.fab-industries.com